Exhibit 99.3

General Maritime Corporation
Offer to Exchange up to
$300,000,000 12% Senior Notes Due 2017
Which Have Been Registered Under the Securities Act of 1933
for All Outstanding Unregistered
$300,000,000 12% Senior Notes Due 2017

To Our Clients:

We are enclosing herewith (i) a prospectus dated            , 2010 of General Maritime Corporation (the “Company”), (ii) a related Letter of Transmittal (which together with the prospectus constitutes the “Exchange Offer”) relating to the offer by the Company to exchange up to $300,000,000 aggregate principal amount of its 12% Senior Notes due 2017 (“Series B Notes”), which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for up to $300,000,000 aggregate principal amount of its outstanding 12% Senior Notes due 2017 (“Series A Notes”), upon the terms and subject to the conditions set forth in the Exchange Offer and (iii) an Instruction to Registered Holder from Beneficial Owner (the “Instruction Letter”).

The Company has filed a registration statement, which became effective under the Securities Act on                        , 2010, to register the Series B Notes under the Securities Act.

PLEASE NOTE THAT THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON                        , 2010 UNLESS EXTENDED. THE EXCHANGE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SERIES A NOTES BEING TENDERED.

We are the holder of record of Series A Notes for your account. A tender of such Series A Notes can be made only by us as the record holder pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Series A Notes held by us for your account.

We request instructions as to whether you wish to tender any or all of the Series A Notes held by us for your account pursuant to the terms and conditions of the Exchange Offer. We also request that you confirm that we may make on your behalf the representations and warranties contained in the Letter of Transmittal. In this regard, please complete the enclosed Instruction Letter and return it to us as soon as practicable.

Pursuant to the Letter of Transmittal, each tendering holder of Series A Notes (a “Holder”) will represent to the Company that (i) the Series B Notes to be acquired pursuant to the Exchange Offer will be received in the ordinary course of business; (ii) there is no arrangement or understanding with any person or entity to participate in the distribution of the Series B notes; (iii) if the Holder is a broker-dealer that will receive Series B notes for the Holder’s own account in exchange for Series A notes, acquired those Series A notes as a result of market-making activities or other trading activities and the Holder will deliver a prospectus, as required by law, in connection with any resale of such Series B notes; and (iv) the Holder is not an “affiliate,” as defined in Rule 405 of the Securities Act of the Company or any subsidiary guarantor.

Very truly yours,

[INSERT NAME OF DTC PARTICIPANT]